Exhibit 99.1

CONTACTS:
Investors: Peggy Reilly Tharp	Media: Carter Cromley
(314) 628-7491	(703) 667-6110
peggy.tharp@savvis.net	carter.cromley@savvis.net

Savvis Reports First Quarter 2009 Results

Revenue of $221.5 Million, up 9% Year-Over-Year

Adjusted EBITDA* of $58.8 Million, up 46% Year-Over-Year

Adjusted Free Cash Flow* of $33.2 Million

ST. LOUIS, April 29, 2009 – Savvis, Inc. (NASDAQ:SVVS), a global leader in IT infrastructure services, today reported its first quarter 2009 financial results, with revenue of $221.5 million, compared to $203.3 million in the first quarter of 2008. First quarter 2009 revenue included $3.0 million of non-recurring, early termination fees. Income from operations was $15.6 million, compared to ($0.4) million in the first quarter of 2008. The company also reported net income of $0.6 million, or $0.01 per share, compared to a first quarter 2008 loss of ($7.3) million, or ($0.14) per share.

Adjusted EBITDA for the first quarter of 2009 was $58.8 million, compared to $40.3 million of adjusted EBITDA in the first quarter of 2008. First quarter 2009 results included $3.0 million of non-recurring, early termination fees. Growth in hosting revenue and continued cost savings efforts contributed to the improvement in adjusted EBITDA.

For the second quarter in a row, Savvis reported positive adjusted free cash flow, with first quarter 2009 adjusted free cash flow of $33.2 million. For 2009, the company continues to expect to be adjusted free cash flow positive.

“Despite the challenging market conditions in the first quarter, Savvis continued to make significant progress. We posted an 18% year-over-year improvement in Hosting revenue and delivered $33.2 million of adjusted free cash flow,” said Phil Koen, chief executive officer of Savvis. “We are aware of the hurdles ahead, following the merger of the American Stock Exchange with NYSE Euronext, and our focus is to grow through these challenges.”

First Quarter Financial Results

US dollars in millions	Three months ended
	3/31/09	12/31/08	3/31/08
Colocation	$84.2	$83.2	$67.9
Managed Hosting	$68.1	$67.7	$61.3

Hosting	$152.3	$150.9	$129.2
Network Services	$69.2	$71.5	$74.1

Total Revenue	$221.5	$222.4	$203.3

Cost of Revenue(1)(2)	$119.0	$123.6	$114.1
SG&A Expenses(1)(2)	$43.7	$46.9	$48.9
Non-Cash, Equity-Based Compensation(3)	$6.9	$2.0	$8.9
Income from Operations(4)	$15.6	$15.0	$(0.4)
Net Income (Loss)(4)	$0.6	$(0.3)	$(7.3)

Adjusted EBITDA	$58.8	$52.0	$40.3
Adjusted EBITDA Margin	26.5%	23.4%	19.8%

(1)	Both cost of revenue and SG&A expenses exclude depreciation, amortization, accretion and non-cash, equity-based compensation. Total non-cash, equity-based compensation attributed to cost of revenue for the three months ended March 31, 2009, December 31, 2008, and March 31, 2008, was $1.5 million, $0.1 million and $1.4 million and to SG&A expenses was $5.4 million, $1.9 million and $7.5 million, respectively.
(2)	Amounts include a reclassification from cost of revenue to SG&A expenses of $3.0 million and $3.1 million for the three months ended December 31, 2008, and March 31, 2008, respectively.
(3)	Non-cash, equity-based compensation was favorably impacted in the three months ended December 31, 2008, by a change in estimated forfeiture rate and in the three months ended March 31, 2009, by net one-time adjustments of $0.9 million, which were primarily related to the impact of employee turnover.
(4)	Income from operations and net income (loss) are restated from previously reported amounts due to Savvis’ adoption of FASB Staff Position APB 14-1. Interest expense increased $3.3 million and $3.1 million for the three months ended December 31, 2008, and March 31, 2008, respectively.

First Quarter Results

Total Savvis revenue for the first quarter—including a full quarter of American Stock Exchange revenue—was $221.5 million. In addition, the first quarter included a $1.4 million quarter-over-quarter negative impact from currency fluctuations. Revenue improved 9%, when compared to revenue of $203.3 million in the first quarter of 2008. When compared to fourth quarter 2008 revenue of $222.4 million, results were roughly flat, reflecting a continued decline in revenue from the company’s Network Services business.

Income from operations of $15.6 million showed an improvement from the ($0.4) million recorded in the first quarter of 2008. For the fourth quarter of 2008, the company reported income from operations of $15.0 million, which included a favorable non-cash compensation adjustment of $5.3 million.

Consolidated net income was $0.6 million in the first quarter of 2009, compared to a loss of ($7.3) million in the first quarter of 2008 and a loss of ($0.3) million in the fourth quarter of 2008. Earnings per share were $0.01 in the first quarter of 2009, compared to a loss per share of ($0.14) in the first quarter of 2008 and a loss per share of ($0.01) in the fourth quarter of 2008.

For the first quarter, adjusted EBITDA was $58.8 million, an improvement of 46% from adjusted EBITDA of $40.3 million in the first quarter of 2008 and 13% when compared to $52.0 million of adjusted EBITDA in the fourth quarter of 2008. Adjusted EBITDA margin for the quarter was 26.5%, which reflected a year-over-year improvement of more than 500 basis points and a quarter-over-quarter improvement of more than 200 basis points.

Hosting

US dollars in millions	Three months ended
	3/31/09	12/31/08	3/31/08
Colocation	$84.2	$83.2	$67.9
Managed Hosting	$68.1	$67.7	$61.3

Total Hosting Revenue	$152.3	$150.9	$129.2
Percentage change		1%	18%

Overall Hosting revenue was $152.3 million in the first quarter, and on a year-over-year basis, Hosting was up 18%. The improvement in hosting revenue reflects successful growth throughout the past year, despite the fact that the sales cycle has elongated, as the economy has become more challenging.

For the quarter, Managed Hosting contributed $68.1 million to overall Hosting revenue, or 45%. Year-over-year, Managed Hosting revenue grew 11%, while on a quarter-over-quarter basis, revenue was relatively flat. Although enterprises are actively looking at managed outsourcing, customers are navigating additional approval layers and, as a result, still reluctant to make quick decisions.

Colocation contributed $84.2 million to overall Hosting revenue in the first quarter, or 55%. Year-over-year, Colocation grew 24%, while on a quarter-over-quarter basis, Colocation grew 1%, reflecting churn related to the departure of a large customer in one of the Chicago data centers in December of 2008. Companies have continued to turn to outsourcing during the difficult economic times, however, enterprises have moved to just-in-time purchasing, whenever possible.

Network Services

US dollars in millions	Three months ended
	3/31/09	12/31/08	3/31/08
Revenue	$69.2	$71.5	$74.1
Percentage change		(3)%	(7)%

In the first quarter, Network Services revenue was 31% of overall revenue, or $69.2 million. Network Services revenue for Savvis declined (7%) from the first quarter of 2008 and (3%) when compared to the fourth quarter of 2008. Savvis continues to shift its focus to network customers within its service profile, as relationships structured around the company’s hosting business provide the opportunity for greater profitability.

Highlights

For the first quarter of 2008, the Financial Vertical represented 26% of total revenue, or $57.2 million. This amount includes a complete quarter of revenue attributable to the American Stock Exchange. Financial Vertical revenue in the quarter was up 12%, compared to the first quarter of 2008, and down (3%), compared to the fourth quarter of 2008. Financial-related companies maintained operation of their mission critical data center operations, while continuing to look for cost savings during these turbulent economic times.

During the quarter, Savvis demonstrated a further commitment to the Financial Vertical with the announcement of two new low latency offerings. Chi-X Canada and the Turquoise Multilateral Trading Facility in Europe joined NASDAQ OMX Group, BATS, CME Group and the London Stock Exchange as Savvis connectivity options. Savvis continues to be a leader in low latency Proximity Hosting solutions.

Also during the quarter, the company provided details around its first Cloud Compute offerings. Savvis’ suite of Cloud Compute and related services are expected to provide unprecedented control across a virtualized, enterprise-class hosting environment and will enable customers to reduce their costs and security risk, through enterprise-class security and reliability.

Savvis is also able to offer these advantages to its Software as a Service (SaaS) customers. Savvis SaaS offers an integrated SaaS hosting platform and enablement services, with 24/7 monitoring and support. SaaS continues to be a strong focus for Savvis, and revenue in this area grew 8%, quarter-over-quarter.

During the quarter, Savvis booked a very significant outsourcing deal with a large, online digital media services company, and this customer will be outsourcing more than 10 petabytes of storage to Savvis. The arrangement is expected to have five-year total revenue in excess of $40 million and calls for Savvis to re-architect the customer’s platform to drive efficiencies and cost savings. Savvis expects to target more outsourcing deals of this nature, as customers continue to focus on cost savings.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $45.7 million in the first quarter of 2009, compared to $32.0 million in the first quarter of 2008. Cash capital expenditures for the quarter totaled $18.2 million.

As of March 31, 2009, the long-term debt and capital leases for Savvis (net of current portion) totaled $555.1 million. The company’s cash position at March 31, 2009, was $145.9 million, compared to $121.3 million at December 31, 2008.

Financial Outlook

“While we are pleased with our year-to-date financial performance, we are mindful that we will be facing challenging economic conditions in the second half of 2009,” said Jeff Von Deylen, senior vice president of global operations and client services for Savvis. “While we are seeing increased customer interest in IT outsourcing, we are still modeling for a weak economy and a continued high level of uncertainty in IT spending.”

“We recognize that we had a very strong first quarter, and now that we have more clarity around the departure of the American Stock Exchange, we are updating our full year outlook,” continued Von Deylen.

Reflecting its first quarter results, Savvis now expects the following for full year 2009:

•	Adjusted EBITDA of $190 to $200 million, an increase over previous guidance of $185 to $195 million

•	Total cash capital expenditures of $110 to $140 million

•	Cash interest expense (net) of approximately $40 to $45 million

•	Adjusted free cash flow of $20 to $35 million, an increase over previous guidance of $15 to $30 million

Investor Conference Call

Savvis will webcast an investor conference call today, April 29, 2009, at 10:00 a.m. ET. Both the webcast and supporting presentation will be available at savvis.net on the Investor Relations page. A live conference call will also be available by telephone at (866) 836-4700 (toll free in North America) and at (703) 639-1416. A replay will be available on the Web site for six months. Investors may also access the replay by telephone through Wednesday, May 13, at (888) 266-2081 (toll free in North America) and at (703) 925-2533, by using the access code 1350297.

About Savvis

Savvis, Inc. (NASDAQ:SVVS) is an outsourcing provider of managed computing and network infrastructure for IT applications. By outsourcing to Savvis, enterprises can focus on their core business while Savvis ensures the quality of their IT infrastructure. Leading IT organizations around the world have selected Savvis to help them improve their service levels, reduce capital expense and deal with the rising costs of bandwidth, energy, real estate, staff and expertise. As a pioneer in utility computing, Savvis understands and harnesses the latest advances in technology like virtualization, cloud computing and support process automation. For more information about Savvis, visit www.savvis.net.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from Savvis’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in Savvis’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2008, and subsequent filings. Those risk factors include, but are not limited to, uncertainties in economic conditions, including conditions that could pressure enterprise IT spending; introduction of, demand for and market acceptance of Savvis’ products and services; whether or not Savvis is able to sign additional outsourcing deals; variability in pricing for those products and services; merger and acquisition activity by Savvis customers or other customer activity that affects the level of business done with Savvis; rapid evolution of technology; changes in our operating environment; and changes in regulatory environments. The forward-looking statements contained in this document speak only as of the date of publication, April 29, 2009. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

* Non-GAAP Measures

Savvis includes information pertaining to certain non-GAAP measures in conjunction with reporting of its quarterly financial results. “Adjusted EBITDA” represents income from operations before depreciation, amortization and accretion, gains and losses on sales of assets, and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. “Adjusted free cash flow” represents adjusted EBITDA less cash capital expenditures and less cash interest, net. We have included information concerning adjusted free cash flow because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculations of adjusted EBITDA and adjusted free cash flow are not specified by United States generally accepted accounting principles. Our calculations of adjusted EBITDA and of adjusted free cash flow may not be comparable to similarly-titled measures of other companies.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008 (Revised)
Revenue	$221,523	$203,283
Operating Expenses:
Cost of revenue (including non-cash, equity-based compensation of $1,483 and $1,455) (1)	120,521	115,533
Sales, general and administrative expenses (including non-cash, equity-based compensation of $5,408 and $7,486) (1)	49,069	56,426
Depreciation, amortization and accretion	36,335	31,744

Total Operating Expenses	205,925	203,703

Income from Operations	15,598	(420)
Other income and expense	14,426	6,086

Income (Loss) before Income Taxes	1,172	(6,506)
Income tax expense	555	817

Net Income (Loss)	$617	$(7,323)

Net Income (Loss) per Common Share
Basic	$0.01	$(0.14)

Diluted	$0.01	$(0.14)

Weighted-Average Common Shares Outstanding (2)
Basic	53,609	53,099

Diluted	53,774	53,099

(1)	Excludes depreciation, amortization and accretion, which is reported separately.
(2)	For the three months ended March 31, 2009, the effects of including the incremental shares associated with unvested restricted stock awards and the Convertible Notes are anti-dilutive, and as such, are not included in the diluted weighted-average common shares outstanding. For the three months ended March 31, 2008, the effects of including the incremental shares associated with options, unvested restricted preferred units, unvested restricted stock units, unvested restricted stock awards, and the Convertible Notes are anti-dilutive, and as such, are not included in the diluted weighted-average common shares outstanding.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2009	December 31, 2008 (Revised)
ASSETS
Current Assets:
Cash and cash equivalents	$145,862	$121,284
Trade accounts receivable, net	49,531	51,745
Prepaid expenses and other current assets	24,533	23,641

Total Current Assets	219,926	196,670

Property and equipment, net	714,222	736,646
Other non-current assets	15,048	16,379

Total Assets	$949,196	$949,695

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Payables and other trade accruals	$37,752	$41,538
Current portion of long-term debt and lease obligations	13,946	13,049
Other accrued liabilities	64,420	71,675

Total Current Liabilities	116,118	126,262

Long-term debt, net of current portion	364,837	360,249
Capital and financing method lease obligations, net of current portion	190,223	191,419
Other accrued liabilities	72,366	71,588

Total Liabilities	743,544	749,518

Stockholders’ Equity:
Common stock	542	535
Additional paid-in capital	841,542	834,882
Accumulated deficit	(612,966)	(613,583)
Accumulated other comprehensive loss	(23,466)	(21,657)

Total Stockholders’ Equity	205,652	200,177

Total Liabilities and Stockholders’ Equity	$949,196	$949,695

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2009	2008 (Revised)
Cash Flows from Operating Activities:
Net income (loss)	$617	$(7,323)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	36,335	31,744
Non-cash, equity-based compensation	6,891	8,941
Accrued interest	7,028	6,618
Other, net	53	25
Net changes in operating assets and liabilities:
Trade accounts receivable, net	2,203	375
Prepaid expenses and other current and non-current assets	991	(3,205)
Payables and other trade accruals	27	3,911
Other accrued liabilities	(8,495)	(9,102)

Net cash provided by operating activities	45,650	31,984

Cash Flows from Investing Activities:
Payments for capital expenditures	(18,252)	(43,293)

Net cash used in investing activities	(18,252)	(43,293)

Cash Flows from Financing Activities:
Proceeds from long-term debt	2,066	—
Proceeds from stock option exercises	4	737
Payments for employee taxes on equity-based instruments	(444)	(2,250)
Principal payments on long-term debt	(1,650)	(673)
Principal payments under capital lease obligations	(1,950)	(1,223)

Net cash used in financing activities	(1,974)	(3,409)

Effect of exchange rate changes on cash and cash equivalents	(846)	(3,781)

Net Increase (Decrease) in Cash and Cash Equivalents	24,578	(18,499)
Cash and Cash Equivalents, Beginning of Period	121,284	183,141

Cash and Cash Equivalents, End of Period	$145,862	$164,642

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$7,488	$4,995
Cash paid for income taxes	1,165	322

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

(in thousands)

	Three Months Ended
	March 31,		December 31, 2008
	2009	2008
Revenue:
Colocation	$84,232	$67,908	$83,245
Managed hosting	68,086	61,308	67,672

Total hosting	152,318	129,216	150,917

Network services	69,205	74,067	71,537

Total Revenue	$221,523	$203,283	$222,454

Adjusted EBITDA(1) Reconciliation:
Income from operations	$15,598	$(420)	$15,017
Depreciation, amortization and accretion	36,335	31,744	35,003
Non-cash, equity-based compensation	6,891	8,941	1,957

Adjusted EBITDA	$58,824	$40,265	$51,977

Adjusted Free Cash Flow:
Adjusted EBITDA	$58,824	$40,265	$51,977
Cash Capital Expenditures	(18,252)	(43,293)	(36,889)
Cash Interest Paid	(7,488)	(4,995)	(11,179)
Interest Income	114	1,585	447

Adjusted Free Cash Flow(2)	$33,198	$(6,438)	$4,356

Headcount	2,321	2,272	2,280

(1)	“Adjusted EBITDA” represents income from operations before depreciation, amortization, accretion and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
(2)	“Adjusted Free Cash Flow” represents adjusted EBITDA less cash capital expenditures and less cash interest, net. We have included information concerning adjusted free cash flow because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity.

SAVVIS, Inc. and Subsidiaries

Unaudited Supplemental Revenue Information

(in thousands, except per square foot amounts)

Hosting Supplemental Information:

	Three Months Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
Data Center Revenue
Colocation	$67,908	$74,762	$78,382	$83,245	$84,232
Managed hosting	61,308	64,714	66,518	67,672	68,086
Hosting area network	16,922	17,231	17,166	17,711	17,562

Total Data Center Revenue	$146,138	$156,707	$162,066	$168,628	$169,880

Average Billed Square Feet (1)
Colocation	566.7	613.2	631.8	611.3	590.5
Managed hosting	17.2	18.2	19.6	20.5	21.2

Total Average Billed Square Feet	583.9	631.4	651.4	631.8	611.7

Average Monthly Data Center Revenue Per Billed Square Foot (1) (2)
Colocation	$39.9	$40.6	$41.4	$45.4	$47.6
Managed hosting	1,189.9	1,186.3	1,133.2	1,101.4	1,069.2
Hosting area network (3)	9.7	9.1	8.8	9.3	9.6
Total Average Monthly Data Center Revenue Per Billed Square Foot	$83.4	$82.7	$82.9	$89.0	$92.6

(1)	In the quarter ending June 30, 2008, average billed square feet results were revised for all periods to reflect improved reporting from physical space records within our data centers. Average monthly data center revenue per billed square foot was also recalculated based on the new average billed square feet results.
(2)	Average monthly data center revenue per billed square foot is calculated as the revenue per quarter divided by the average billed square feet per quarter stated on a monthly basis.
(3)	Hosting area network average monthly revenue per billed square foot is calculated as the hosting area network revenue per quarter divided by the total average billed square feet per quarter stated on a monthly basis.

Network Services Supplemental Information:

	Three Months Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
Network Services
Managed network	$44,424	$43,989	$43,689	$41,801	$39,831
Hosting area network	16,922	17,231	17,166	17,711	17,562
Bandwidth	12,721	12,245	12,608	12,025	11,812

Total Network Services	$74,067	$73,465	$73,463	$71,537	$69,205